EXHIBIT 99.1

Investor Relations Contact:

Kevin Inda

Corporate Communications, Inc.

407-566-1180

Kevin.Inda@cci-ir.com

Media Contact:

Julie White

Director, Corporate Communications

641-787-2040

Julie.White@iowatelecom.com

Iowa Telecom Announces Acquisition of Montezuma Mutual Telephone Company

NEWTON, Iowa — (December 12, 2005) — Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced that it has reached an agreement to acquire the Montezuma Mutual Telephone Company, headquartered in Montezuma, Iowa. Following receipt of regulatory approvals, Montezuma will become a subsidiary of Iowa Telecom.

Montezuma provides telecommunications, cable and Internet services to customers in its rural Iowa service area. The operations to be acquired by Iowa Telecom serve approximately 2,200 telephone access lines, 1,300 cable television subscribers, 900 data customers, and include a wireless interest. The net cost of this acquisition to Iowa Telecom may be up to $10,475,000.

“The Montezuma Telephone Company is a well-run organization that is a natural fit with our company since it is contiguous to our existing service area,” said Alan L. Wells President and CEO of Iowa Telecom. “This acquisition furthers our strategy of pursuing transactions that are accretive to our free cash flow.” The transaction is expected to be completed early next year.

Mazer Telecom Advisors of Denver, Colorado, acted as a financial advisor to Montezuma Telephone in the transaction.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

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The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

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